Exhibit 99.1


  Kopin Reports Fourth-Quarter and Full-Year 2003 Financial Results

    TAUNTON, Mass.--(BUSINESS WIRE)--Feb. 17, 2004--

    Fourth Quarter Revenues Increase 28% Year-over-Year; New
CyberDisplay Products Create Foundation for Growth in 2004

    Kopin Corporation (NASDAQ: KOPN) today announced financial results for the fourth quarter and full year ended December 31, 2003.

    -- Fourth-quarter 2003 revenue increased 21 percent sequentially to $21.1 million from $17.5 million in the third quarter and increased 28 percent from $16.5 million in the fourth quarter of 2002.

    -- The net loss for the fourth quarter 2003 was $614,000, or $0.01 per share. This compares with a net loss of $3.0 million, or $0.04 per share, in the third quarter of 2003, and a net loss of $15.1 million, or $0.22 per share, in the fourth quarter of 2002. Included in the net loss for the fourth quarter of 2002 was an unrealized loss of $10.2 million from the write-down of Kopin's investment in Micrel Semiconductor.

    -- For the 12 months ended December 31, 2003, total revenue was $76.6 million compared with 2002 total revenue of $76.8 million.

    -- The net loss for full-year 2003 was $6.9 million, or $0.10 per share, compared with a net loss of $31.9 million, or $0.46 per share, in 2002. The net loss for 2002 included a charge related to the cumulative effect of a change in accounting for goodwill and other intangible assets of $12.6 million and the $10.2 million write-down of the Company's investment in Micrel.

    -- Kopin maintained its strong balance sheet, ending 2003 with approximately $120.3 million in cash and marketable securities and no debt. The Company generated approximately $6.5 million in cash from operating activities in 2003. Kopin owns approximately 400,000 shares of Common Stock of Micrel, which at December 31, 2003, was valued at approximately $6.5 million.

    Comments on the Fourth Quarter

    CyberDisplay revenue rose to $12.4 million in the fourth quarter of 2003 from $11.5 million in the immediately preceding quarter and $10.9 million in the fourth quarter of 2002. "We are happy with our fourth quarter results. Based on activities over the past few months, we believe momentum is building for Kopin's new suite of color filter CyberDisplays and electronic viewfinder systems," said Dr. John C.C. Fan, Kopin's president and chief executive officer. "We also believe demand will continue to grow from our industrial and military partners, who view Kopin's ruggedized monochrome displays as ideal products for the full spectrum of thermal imaging applications. As Kopin's recent CyberDisplay design wins from FLIR and Konica Minolta demonstrate, we are capitalizing on this demand. Our relationship with Konica Minolta is especially exciting. The 8-megapixel DiMAGE A2 is the first commercially available digital still camera equipped with a CyberDisplay, and we believe Kopin's CyberEVF(TM) Electronic Viewfinder system is the highest resolution viewfinder ever used in a digital still camera."
    Kopin's III-V product revenue increased to $8.8 million for the fourth quarter of 2003 from $6.0 million in the third quarter of 2003 and from $5.6 million in the fourth quarter of 2002. "Wireless handset sales were particularly strong in the fourth quarter, and this fueled a strong rebound in sales of our HBT transistor wafers," Fan continued. "HBT sales also benefited from growing business and consumer demand for WiFi and WLAN applications. We are also strengthening Kopin's position in the Company's next major III-V market with increased research and development spending on CyberLite products."

    Comments on the Full Year

    For the year ended December 31, 2003 Kopin's loss from operations was $7.7 million compared with a loss from operations of $7.2 million in 2002. "Both years reflect significantly increased investment in innovative new technologies," Fan said. "In our III-V business, we achieved advances in the development of our GAIN-HBTs - Kopin's next-generation transistors featuring reduced power consumption and improved signal quality. We also began shipping both blue and green CyberLite LEDs, important new solid-state lighting products based on our proprietary NanoPockets(TM) technology. In CyberDisplay, we introduced a total of six ultra-small high resolution displays and viewfinder systems aimed at digital still cameras, thermal imaging applications and consumer electronics including head-mounted displays and personal entertainment systems.
    "Meanwhile, we have been working with a variety of companies on new applications for our CyberDisplays and CyberLites," Fan said. "We were busy with design-in and qualification activities throughout 2003, and we expect many of these activities to result in new customers. Even with our technology investments, Kopin continues to maintain a strong financial position, generating approximately $6.5 million of cash flow from operating activities and ending the year with approximately $120 million of cash and marketable securities and no long-term debt."

    Business Outlook

    "We begin the new year well-positioned with compelling technologies, differentiable products, tier-one customers and solid financial resources," said Fan. "Our new color filter displays are attracting growing interest in a wide variety of applications in the industrial, consumer and military sectors. Given the expanding popularity of digital photography and the conversion of monochrome applications to color displays, we expect sales of our color CyberDisplay products to ramp steadily throughout the year. We also anticipate further design-win opportunities for our complete CyberEVF viewfinder systems, which offer excellent value in terms of quality and time-to-market. In III-V, we are moving forward on performance-enhancing innovations in both HBT and CyberLite. We expect this demand momentum, particularly for CyberDisplay, to offset the usual post-holiday seasonality we normally see at the beginning of the year. As a result, we expect total revenue for the first quarter of 2004 to be flat to slightly up sequentially over the fourth quarter and increase approximately 15 to 20 percent from the comparable period in 2003. We expect Kopin to produce solid results in 2004."

    Fourth-Quarter and Full-Year 2003 Conference Call

    Kopin will provide a live audio webcast of its fourth-quarter and full-year 2003 conference call for investors at 5:00 p.m. ET today, February 17, 2004. To connect to the call, investors should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes before the event's broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin's website.
    Kopin's fourth-quarter and full-year 2003 conference call also can be heard live by dialing (913) 981-5558 five minutes prior to the call. A replay of the call will be available from 8:00 p.m. ET Tuesday, February 17, through 11:59 p.m. ET Monday, February 23. To access the replay, dial (719) 457-0820 and refer to confirmation code 757591.

    About Kopin

    Founded in 1984, Kopin (NASDAQ: KOPN) is pioneering the use of nanotechnology to manufacture nanosemiconductor products that make mobile electronic devices small, fast, bright, lightweight and power efficient. With an intellectual property portfolio of more than 200 issued and pending patents, Kopin supplies the world's largest electronics manufacturers and government agencies with breakthrough semiconductor products. The Company's liquid-crystal microdisplays, ultra-efficient transistors and high-brightness light emitting diodes
(LEDs) enhance the delivery and presentation of voice, video and data. Kopin technology is currently used in nearly one-third of the world's cell phones and camcorders and is the microdisplay standard for the U.S. military. For more information, please visit Kopin's website at www.kopin.com.

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: the expectation that CyberDisplay demand will continue to grow from the Company's industrial and military partners; the expectation that the Company's design-in and qualification activities in 2003 will result in new customers; the expectation that sales of Kopin's color CyberDisplay products will ramp steadily throughout 2004; the anticipation of further design-win opportunities for the Company's CyberEVF(TM) viewfinder systems; the expectation that total revenues will be flat to slightly up sequentially over the fourth quarter and increase approximately 15 to 20 percent in the first quarter of 2004 from the comparable period in 2003; and the expectation that Kopin will produce solid results in 2004. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display, LED and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; the successful CyberLite production ramp; the qualification of Kopin's CyberLite manufacturing process by additional customers; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company's CyberDisplay imaging devices, CyberLite LEDs and HBT transistor wafers; loss of significant customers; acceptance of the Company's products; success of new product and other research and development efforts; continuation of strategic relationships; the impact of SARS on the consumer electronics market; the value of shares of Micrel Semiconductor held by the Company; Kopin's ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the three months ended June 28, 2003 and September 27, 2003.

    CyberDisplay, CyberEVF, CyberLite, NanoPockets, GAIN-HBT and The NanoSemiconductor Company are trademarks of Kopin Corporation.
    The Company's condensed consolidated statement of operations and balance sheet are attached.

    Kopin - The NanoSemiconductor Company(TM)

                          Kopin Corporation
           Condensed Consolidated Statements of Operations
                             (Unaudited)


                      Three Months Ended        Twelve Months Ended
                   December 31, December 31, December 31,December 31,
                      2003         2002         2003         2002

Revenues:
  Product revenues $20,152,176  $16,104,975  $74,883,122  $74,808,368
  Research and
   development
   revenues            969,106      391,456    1,669,106    1,992,751
                    21,121,282   16,496,431   76,552,228   76,801,119
Expenses:
  Cost of product
   revenues         15,292,130   12,115,303   59,954,229   57,553,577
  Research and
   development       4,425,468    5,114,450   13,524,035   16,190,904
  Selling, general
   and
   administrative    2,240,012    1,741,589   10,244,767    9,955,712
  Other                120,216       55,500      480,864      265,850
                    22,077,826   19,026,842   84,203,895   83,966,043

Income (loss) from
 operations           (956,544)  (2,530,411)  (7,651,667)  (7,164,924)
Other income and
 expense:
  Interest and
   other income        893,524    1,554,233    3,477,273    3,424,981
  Interest and
   other expense      (336,314) (13,935,155)  (1,830,875) (14,551,282)
                       557,210  (12,380,922)   1,646,398  (11,126,301)

Income (loss)
 before minority
 interest in income
 of subsidiary        (399,334) (14,911,333)  (6,005,269) (18,291,225)

Minority interest
 in income of
 subsidiary           (214,934)    (202,553)    (872,990)  (1,037,709)

Income (loss)
 before cumulative
 effect of
 accounting change    (614,268) (15,113,886)  (6,878,259) (19,328,934)

Cumulative effect
 of accounting
 change                      -            -            -  (12,582,383)

Net income (loss)    $(614,268)$(15,113,886) $(6,878,259)$(31,911,317)


Income (loss) before cumulative effect of accounting
 change per share:
  Basic                 $(0.01)      $(0.22)      $(0.10)      $(0.28)
  Diluted               $(0.01)      $(0.22)      $(0.10)      $(0.28)

Cumulative effect of accounting
 change per share:
  Basic                     $-           $-           $-       $(0.18)
  Diluted                   $-           $-           $-       $(0.18)

Net income (loss)
 per share:
  Basic                 $(0.01)      $(0.22)      $(0.10)      $(0.46)
  Diluted               $(0.01)      $(0.22)      $(0.10)      $(0.46)

Weighted average number of common shares
 outstanding:
  Basic             69,812,231   69,385,537   69,540,201   69,317,695
  Diluted           69,812,231   69,385,537   69,540,201   69,317,695


                          Kopin Corporation
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                           December 31,  December 31,
                                               2003          2002
ASSETS
Current assets:
    Cash and marketable securities         $120,333,188  $117,991,312
    Accounts receivable, net                  6,771,391     6,680,538
    Inventory                                 5,920,364     4,773,333
    Prepaid and other assets                  1,451,374     1,118,944

Total current assets                        134,476,317   130,564,127

Equipment and improvements, net              31,008,403    34,748,361
Other assets                                  9,335,748     8,773,040
Intangible assets, net                                -       480,866

Total assets                               $174,820,468  $174,566,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                        $14,365,685   $11,503,975
    Accrued expenses                          2,224,928     2,105,205
    Billings in excess of revenue earned      1,378,970     1,108,180

Total current liabilities                    17,969,583    14,717,360

Minority interest                             3,113,728     2,931,366
Stockholders'  equity                       153,737,157   156,917,668

Total liabilities and stockholders' equity $174,820,468  $174,566,394

    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, 617-542-5300
             elister@investorrelations.com